Best Bank in Town Since 1872
BB&T Corporation
FDIC Assisted Acquisition
of
Colonial Bank
Strategically compelling and financially attractive transaction enhances BB&T's franchise in key markets
August 17, 2009
Best Bank in Town Since 1872
Filed Pursuant to Rule 433
Registration No. 333-152543

Best Bank in Town Since 1872
Forward-Looking Information
This presentation contains certain forward-looking statements with respect to the financial condition, results of operations and businesses of BB&T. These forward-looking statements involve certain risks and uncertainties and are based on the beliefs and assumptions of the management of BB&T, and the information available to management at the time that this presentation was prepared. Factors that may cause actual results to differ materially from those contemplated by such forward- looking statements include, among others, the following: (1) general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and / or a reduced demand for credit or other services; (2) changes in the interest rate environment may reduce net interest margins and / or the volumes and values of loans made or held as well as the value of other financial assets held; (3) competitive pressures among depository and other financial institutions may increase significantly; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T is engaged; (5) local, state or federal taxing authorities may take tax positions that are adverse to BB&T; (6) adverse changes may occur in the securities markets; (7) competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully than BB&T; (8) costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected, including the integration of our acquisition of Colonial Bank; (9) unpredictable natural or other disasters could have an adverse effect on us in that such events could materially disrupt our operations or the ability or willingness of our customers to access the financial services we offer; (10) expected cost savings associated with completed mergers and acquisitions may not be fully realized or realized within the expected time frames, including our acquisition of Colonial Bank; and (11) deposit attrition, customer loss or revenue loss following completed mergers and acquisitions, including our acquisition of Colonial Bank, may be greater than expected. The forward-looking statements included in this presentation have not been examined or compiled by the independent public accountants of BB&T, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them.

Best Bank in Town Since 1872
Non-GAAP Information
This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance.
BB&T’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  BB&T’s management believes that investors may use these non-
GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  BB&T’s non-GAAP disclosures include cash basis results, which adjust GAAP performance to exclude the amortization of intangibles and purchase accounting mark-to-market adjustments.  BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. BB&T’s management believes these measures reflect core trends of the business, excluding purchase accounting amortization that will cease in the future, while the acquired business will remain.
Tangible common equity and Tier 1 common equity ratios are Non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.  These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies.

Best Bank in Town Since 1872
BB&T has purchased and assumed select assets and liabilities from the FDIC as receiver of Colonial Bank
No holding company assets or liabilities acquired
Taylor Bean assets and liabilities excluded
Indemnifications from the FDIC
Purchasing $21.8bn of assets with $14.3bn covered by FDIC loss share protection
Expected loss on acquired covered portfolio of $5.0bn
No negative earnings impact until losses exceed $5.0bn
If losses are less than $5.0bn, some of our upside may be shared with the FDIC
FDIC assumes 95% of losses between $5.0bn and $14.3bn
Assuming $20.1bn of deposits and $3.6bn of other liabilities
Transaction Overview
Transaction:
Approvals:
Status:
All regulatory approvals received
Closed August 14, 2009
Over 425 BB&T employees in Colonial branches and offices
Branches opened for business on Saturday, August 15
Expected
capital raise: $750mm of common equity

Best Bank in Town Since 1872
Transaction Rationale
Significant enhancement to branch footprint in the Southeast – will create the eighth largest
U.S. deposit franchise
346 branches and $20.1bn in deposits acquired
#4 Alabama franchise with 7.7% market share
#5 Florida franchise with 3.8% market share
Opportunity to sell BB&T’s broad array of banking products and services to the existing Colonial customer base
Anticipated cost savings and integration expense:
Approximately $170mm annual (pre-tax) expense reduction, ~30% of Colonial’s cost base
Merger and integration costs of $245mm (pre-tax)
Financially attractive
Exceeds BB&T merger criteria for IRR and earnings accretion with conservative assumptions
Includes the impact of the capital raise
FDIC loss sharing substantially eliminates credit risk from legacy assets
Source: Data from SNL Financial, as of 6/30/08.  Acquired deposit data provided by company, as of 8/13/09.  Market share data as of 6/30/08.
Branch data as of 8/13/09.

Best Bank in Town Since 1872
Interest
bearing
MMDAs
21%
Non-
interest
bearing
MMDAs
15%
Other
savings
deposits
2%
Time
deposits <
$100K
31%
Time
deposits >
$100K
19%
Demand
deposits &
other
2%
Brokered
deposits
10%
Franchise Branch Map
KY
90 Branches
$4.0bn Deposits
#4 Rank
TN
57 Branches
$2.5bn Deposits
#6 Rank
WV
78 Branches
$5.0bn Deposits
#1 Rank
MD
130 Branches
$6.2bn Deposits
#7 Rank
VA
392 Branches
$19.8bn Deposits
#2 Rank
NC
360 Branches
$28.4bn Deposits
#2 Rank
GA
176 Branches
$9.4bn Deposits
#5 Rank
SC
116 Branches
$6.3bn Deposits
#3 Rank
DC
12 Branches
$1.1bn Deposits
#7 Rank
Headquarters
Winston-
Salem, NC
FL
306 Branches
$14.1bn Deposits
#5 Rank
AL
93 Branches
$5.8bn Deposits
#4 Rank
IN
2 Branches
$0.2bn Deposits
#64 Rank
Source: SNL Financial.
Note: Unless otherwise noted, data as of 6/30/08, pro forma for acquisitions and divestitures.
(1) Financial data as of 6/30/09.
Other markets
($ in mm)
(1)
Colonial deposit composition by type
BB&T
Colonial
(1)
(1)
Deposits Branches State rank
Texas $824 22 53
Nevada
887 22 11

Best Bank in Town Since 1872
Alabama, Florida and Georgia
Source: SNL Financial, as of 6/30/08.
(1) Based upon Colonial’s 6/30/08 deposit geographic profile.
Colonial
BB&T
Pro forma Alabama, Florida and Georgia footprint Top MSAs
(1)
($ in bn)
Colonial Pro forma
Deposits Deposits Rank Mkt Share Branches
MSA
Miami $3.2 $3.5 11 2.4% 68
Orlando 2.2 2.5 4 8.0 47
Montgomery 2.0 2.0 1 29.0 11
Tampa / St. Petersburg 1.4 2.7 5 5.8 61
Lakeland 1.1 1.1 2 18.9 12
Birmingham 1.0 1.0 5 4.5 27
State
Alabama $5.6 $5.8 4 7.7% 93
Florida 10.4 14.1 5 3.8 306
Georgia 0.6 9.4 5 5.1 176

Best Bank in Town Since 1872
Integration Has Already Begun
Over 425 BB&T “Ambassadors” currently working in Colonial Bank’s 346 branches
Positioned at each branch in all five states to greet customers, provide support, and ensure a smooth transition
Arrived on-site Friday for the announcement and will remain through the week
Facilitate communication between branches and BB&T Regional Presidents
Seamless transition
BB&T immediately began overseeing all Colonial operations including product pricing, underwriting and risk management functions
Depositors in all Colonial branches have access to their funds
Overwhelmingly positive reception from Colonial employees and customers
Experienced normal business activity on Saturday in all 72 branches with Saturday hours
BB&T leadership structure established in Florida and Alabama
5 Regional Presidents named in Florida
2 Regional Presidents named in Alabama
All experienced BB&T senior managers
Kelly King addressed all officers of Colonial branches on Sunday, August 16

Best Bank in Town Since 1872
Integration Plan
Branch network will be integrated into BB&T’s banking network
Convert Colonial branches to BB&T’s platform; process identical to prior conversions
Bring BB&T’s industry-leading sales and service culture
Optimize staffing in the branches
BB&T will leverage Colonial’s branch network for additional growth opportunities
The opportunity to sell BB&T’s broad array of banking products to Colonial’s customer base
Re-tool lending operations and implement BB&T’s superior sales and service culture
BB&T will bring its exemplary service to Colonial’s client base and establish branch-based lending approach
Future originations will conform to BB&T’s high underwriting standards
Review and exit selected business lines

Best Bank in Town Since 1872
Loan Portfolio Marks
Precedent transactions – Credit marks Colonial credit marks by loan category
FDIC loss share No FDIC loss share
Source: Investor presentations, press releases and investor call transcripts.
(1) Reflects full purchase accounting marks.
(2) Reflects credit marks on home loan portfolio.
Select portfolios
Construction (& Related ORE) 67%
Commercial Property (& Related ORE) 31
C&I (& Related ORE) 15
Home Equity 21
Mortgage (& Related ORE) 18
Total Loans & ORE 37%
(1) (1)
(2)
37%
32%
9%
17%
18%
13%
17%
–
5%
10%
15%
20%
25%
30%
35%
40%
BB&T /
Colonial
USBancorp /
Downey/PFF
M&T /
Provident
CapitalOne /
Chevy Chase
PNC / National
City
Wells Fargo /
Wachovia
JPMorgan /
WaMu

Best Bank in Town Since 1872
Loss Share Covered Assets / Uncovered Assets
$21.8bn Total assets acquired:
$14.3bn
$5.0bn of expected credit losses
Loss share assets:
Loss share agreement with threshold set at $5.0bn; no first loss
FDIC assumes 80% of losses between $0.0 and $5.0bn
FDIC assumes 95% of losses between $5.0bn and $14.3bn
Because of $5.0bn expected credit loss mark, no negative earnings impact until losses exceed $5.0bn
If losses are less than $5.0bn, some of our upside may be shared with the FDIC
If the entire covered portfolio were charged off, BB&T’s maximum exposure would be less than $500mm (pre-tax)
Covered assets – Loss
share agreement
($14.3bn of assets):
$3.5bn of cash / other non-credit related assets
$0.2bn consumer loan portfolio was purchased at a discount
$2.5bn government securities
$1.3bn non-agency securities
- The non-agency portfolio will be purchased at bid price – no losses will be incurred
Uncovered assets
($7.5bn of assets):

Best Bank in Town Since 1872
6/30/09
BB&T Pro forma
Assets
Total assets $152 $175
Tangible assets 146 169
RWA 114 118
Average assets for leverage ratio 143 164
Capital
Tangible common equity $8.8 $9.4
Tier 1 common 9.6 10.2
Tier 1 capital 12.7 13.4
Total capital 17.9 18.6
Capital ratios
TCE / TA 6.5% 6.1%
Tier 1 common 8.4 8.6
Leverage 8.9 8.1
Tier 1 capital 11.1 11.3
Total capital 15.7 15.7
Capital Ratios
BB&T pro forma capital ratios assuming a $750mm common equity raise
($ in bn)
(1) Includes $575mm of TruPS issued in July 2009.
(2) Defined as Tier 1 Common / Tangible assets.
(2)
(1)

Best Bank in Town Since 1872
Successful and Disciplined M&A Integrator
As of June 30, 2009, completed 151
acquisitions in the past 15 years; 32 bank
acquisitions
Proven track record of achieving cost savings
targets
BB&T M&A deals by year
0
4
8

16
20
1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 1H09
Banks Financial Services Insurance Specialized Lending Other
Criteria
Expanding and diversifying the
franchise in terms of revenues,
profitability, and asset size
15% IRR required for bank deals
Cash EPS accretive by Year 2
GAAP EPS accretive by Year 3
Colonial meets or exceeds all acquisition
criteria
Result
Meets
Exceeds
Immediate
Immediate

Best Bank in Town Since 1872
Stable, reliable, and the experience to
manage Colonial through transition
BB&T
Established history of prudent risk management.
Diversified, stable business mix resilient in all
operating environments.
Uniquely positioned within Southeast landscape
amid current turmoil.
Proven and disciplined M&A executor.
Values are the foundation of BB&T.
Values drive culture. Culture drives performance.

Best Bank in Town Since 1872
Low risk balance sheet
Superior credit performance relative to peers
Stable net interest margin – limited interest
rate risk
Investment portfolio emphasizes liquidity –
credit risk is taken in the loan portfolio
Solid core funding and liquidity
Controlled operating risk
Strong capital position
Has benefitted from flight to quality
Superior profitability and balanced performance
Best positioned for return to fundamental
banking
Experienced management focused on driving
results
Our business model and consistent strategy
have been proven in all operating environments
Achieving greater efficiencies is fundamental to
long-term success
Maintain focus on revenue generation and long-
term future
Will continue to lend and invest in people and
technology
BB&T is Well-Positioned for the Future
Average age:  50
28 Average years of experience with BB&T
Vast majority of personal net worth in BB&T stock
BB&T Executive Management Experience
(1) Excludes CFO.
(1)

BB&T Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents BB&T Corporation has filed with the SEC for more complete information about BB&T Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Credit Suisse (USA) Securities LLC toll-free in the United States at 1-800-221-1037; Deutsche Bank Securities Inc. toll-free in the United States at 1-800-503-4611; and BB&T Capital Markets toll-free in the United States at

1-804-787-8221.